Exhibit 10.46

BUILDING MATERIALS HOLDING CORPORATION

Severance Plan for Certain Executive Officers,
Senior Management and Key Employees of the
Company and its Subsidiaries

First Amendment

Pursuant to Section 9(a) of the Severance Plan for Certain Executive Officers, Senior Management and Key Employees of Building Materials Holding Corporation and its subsidiaries (the “Plan”), the Plan is hereby amended as follows, effective as of June 16, 2005:

1.  Section 2 of the Plan is hereby amended to add the following new subsection (d), with the existing subsections (d), (e) and (f) renumbered accordingly:

“(d)  Code.  “Code” shall refer to the Internal Revenue Code of 1986, as amended from time to time.”

2.  Section 2 of the Plan is hereby amended to add the following new subsection (h):

“(h)  Key Employee.  “Key Employee” shall have the meaning ascribed to such term in Section 416(i) of the Code without regard to paragraph (5) thereof.”

3.  Section 5(iii) of the Plan is hereby amended to add the phrase “, on or before the fifth day following the Date of Termination,” after the word “payment” in the first sentence thereof.

4.  Section 5(iv) of the Plan is hereby amended to add the phrase “, on or before the fifth day following the Date of Termination,” after the words “Designated Employee” in the first sentence thereof.

5.  Section 5 of the Plan is hereby amended to add the following new paragraph at the end of the existing Section 5:

“In addition, notwithstanding anything herein to the contrary, to the extent that the Board of Directors of the Company determines, in its sole discretion, that any payments or benefits to be provided hereunder to or for the benefit of a Designated Employee who is also a Key Employee would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or a successor or comparable provision, the commencement of such payments and/or benefits shall be delayed until the earlier of (x) the date that is six months following the Date of Termination or (y) the date of the Designated Employee's death or disability (within the meaning of Section 409A(a)(2)(C) of the Code) (such date is referred to herein as the "Distribution Date").  In the event that the Board of Directors determines that the commencement of any of the benefits to be provided under Section 5(ii) are to be delayed pursuant to the preceding sentence, the Company shall require the Designated Employee to bear the full cost of such benefits until the Distribution Date at which time the Company shall reimburse the Designated Employee for all such costs.”

6.  Section 6 of the Plan is hereby amended to renumber the existing Section 6 to Section 6(a), to replace the word “Agreement” with the word “Plan” in the first sentence thereof, and to add the phrase “(including Section 6(b))” following the phrase “under Sections 5(i) through (iii) or otherwise” in the first sentence thereof.

7.  Section 6 of the Plan is also hereby amended to add the following new subsection (b):

“(b)   Gross-up in Benefits For Additional Taxes under Section 409A of the Code.  In the event that, as a result of payments to or for the benefit of a Designated Employee under this Plan, the Designated Employee is subject to the additional tax under Section 409A(a)(1)(B) of the Code and any successor or comparable provision, then, in addition to the benefits provided for under Sections 5(i) through (iii) or otherwise (including Section 6(a)), the Company (including any successor to the Company) shall pay to the Designated Employee at the time any such amounts are paid an amount equal to the amount of any such additional tax imposed or to be imposed on the Designated Employee (the amount of any such payment, the "Section 409A Tax Reimbursement").  In addition, the Company (including any successor to the Company) shall "gross-up" such Section 409A Tax Reimbursement by paying to the Designated Employee at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, additional taxes, employment taxes or otherwise) that are or will be payable by the Designated Employee as a result of the Section 409A Tax Reimbursement being paid or payable to the Designated Employee and/or as a result of the additional amounts paid or payable to the Designated Employee pursuant to this sentence, such that after payment of such additional taxes the Designated Employee shall have been paid on an after-tax basis an amount equal to the Section 409A Tax Reimbursement.”

8.  Section 9 of the Plan is hereby amended to add the following new subsection (c):

“(c)  Notwithstanding anything herein or in any agreement entered into pursuant to the Plan to the contrary, the Board of Directors of the Company may, in its sole discretion, amend the Plan (which amendment shall be effective upon its adoption or at such other time designated by the Board of Directors) at any time prior to a Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Plan as in existence immediately prior to any such amendment.”

Except as modified by this First Amendment, the Plan shall remain unchanged and shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment is approved and duly executed as of the day and year first written above by the undersigned authorized individual.

/s/ Peter S. O’Neill

Peter S. O’Neill
Chairman of the Compensation
Committee of the Board of Directors